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                 February 6, 2023

       Paul W. Nester
       President and Chief Executive Officer
       RGC RESOURCES INC
       519 Kimball Avenue, N.E.
       Roanoke, Virginia 24016

                                                        Re: RGC RESOURCES INC
                                                            Registration
Statement on Form S-3
                                                            Filed January 30,
2023
                                                            File No. 333-269462

       Dear Paul W. Nester:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Claudia Rios, Staff Attorney, at (202) 551-8770 or, in her absence,
       Mitchell Austin, Acting Legal Branch Chief, at (202) 551-3574 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Energy & Transportation
       cc:                                              Hannah T. Frank, Esq.